Sunvalley Solar Inc.

Tel: 909.598.0618• Fax:909.598.6633 • www.sunvalleysolarinc.com • 398 Lemon Creek Drive, Ste A. Walnut, CA 91789

Date: 2/24/2012

Private Loan Agreement

Due to the rapid business development, the Company needs funds for operation and inventory purchase. The Board of Directors authorize James Zhang (CEO/Chairman) on behalf of the Company, to sign a short term loan agreement with Hangbo Yu (Shareholder/General Manager). The loan amount is $21,307.90. The start day will be the day that $21,307.90 is transferred to the Company's account. The annual interest for this short-term loan is $6.50% and the ten of this loan should be less than a year.

Borrower:

/s/ James Zhang

James Zhang

CEO

Sunvalley Solar Inc.

Lender:

/s/ Hang Bo Yu

Hang Bo Yu